UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2005

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Ten Canal Park, Cambridge MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

                On April 1, 2005, we, together with our subsidiary AspenTech, Inc., entered into amendments to our loan and security agreement and our Export-Import Bank loan and security agreement, each dated as of January 30, 2003, with Silicon Valley Bank.  The changes effected by the amendments to the existing terms of the loan arrangements include the following:

•                  the maturity date under each of these agreements is extended from April 1, 2005 to July 15, 2006;

•                  monthly tangible net worth covenants and adjusted quick ratios are established for the extension period;

•                  the conditions under which the Bank is required to release its security interest in our collateral are modified; and

•                  the conditions upon which we are required to notify and obtain the Bank’s consent in connection with our repurchase or redemption of our 5 ¼ convertible subordinated debentures due June 15, 2005 are modified.

The amendments also waive any prior non-compliance with certain covenants contained in the loan arrangements.

                In addition, on April 1, 2005, we entered into an amendment to our non-recourse receivables purchase agreement, dated as of December 31, 2003, to increase the aggregate amount of outstanding receivables which the Bank may purchase, at any time, to $41 million and to extend the final date by which the Bank may purchase receivables under this agreement from April 1, 2005 to July 15, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: April 7, 2005	By:	/s/ Charles F. Kane
Charles F. Kane
Senior Vice President — Finance and Chief Financial Officer